NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS STRONG UNDERLYING RESULTS IN FISCAL 2015;
EXPECTS FAVORABLE MOMENTUM TO CONTINUE INTO FISCAL 2016

Louisville, KY, June 3, 2015 - Brown-Forman Corporation (NYSE:BFA, BFB) reported financial results for its fourth quarter and fiscal year ended April 30, 2015. For the full year, reported net sales1 increased 4% to $4,096 million (+6% on an underlying basis2), reported operating income increased 6% to $1,027 million (+9% on an underlying basis), and diluted earnings per share increased 5% to $3.21 compared to $3.06 in the prior year period. Reported earnings per share growth was negatively impacted by six points due to adverse foreign exchange and two points due to a higher effective tax rate.

For the fourth quarter, reported net sales increased 6% to $947 million (+10% on an underlying basis) and reported operating income increased 23% to $232 million (+22% on an underlying basis). Diluted earnings per share in the quarter increased 8% to $0.66, compared to $0.62 in the prior year period.

Paul Varga, the company’s Chief Executive Officer said, “Fiscal 2015 was another superb year of comprehensive progress for Brown-Forman.  Foreign exchange impact aside, our business performed exceptionally well, and once again delivered underlying growth in net sales and operating income that compares quite favorably to our industry.”  Varga added, "We expect our strong underlying performance to continue in Fiscal 2016 as a result of our excellent geographic diversification and our strong portfolio focus led by Jack Daniel's and our premium American whiskeys."

Fiscal 2015 Highlights

•	Underlying net sales increased over 6%, driven by the company’s premium American whiskey portfolio

◦	Price/mix contributed three points to net sales growth and gross margin expanded 60bps

◦	Jack Daniel’s family of brands grew underlying net sales 8% (+5% reported) including 6% underlying net sales growth for Jack Daniel’s Tennessee Whiskey (+3% reported)

◦	Jack Daniel’s Tennessee Honey grew underlying net sales 28% (+27% reported)

◦	Brown-Forman’s super/ultra-premium whiskey brands[3] grew total underlying net sales 16% (+15% reported) and surpassed one million cases

◦	Herradura grew underlying net sales 25% (+24% reported)

◦	Sales growth was balanced by geography and the United States delivered its 4th straight year of value share gains

•	Underlying operating income grew over 9% due to gross profit growth and operating expense leverage

•	Returned $718 million to shareholders ($256 million in dividends, $462 million in share repurchases)

•	Brown-Forman generated an ROIC[4] of 22%, and delivered a ten-year compound annual growth rate in TSR[5] of 15%, nearly double the S&P 500’s TSR of 8% per year

Fiscal 2015 Performance By Market - Balanced Geographic Delivery of Growth
The company drove solid gains across most markets, emerging and developed. Underlying net sales grew 8% (+10% reported) in the United States, 4% (-1% reported) in developed markets outside of the United States, and 9% (0% reported) in the emerging markets.

The company enjoyed one of its strongest years in recent history in the United States, fueling the fourth straight year of value-based market share gains. Jack Daniel’s Tennessee Whiskey approached the five million case milestone on the heels of a successful campaign to reignite the pioneer in craft American whiskey. The brand’s growth is particularly noteworthy against a backdrop where most other top ten brands are experiencing sales declines in the United States6. Jack Daniel’s brand family’s 9% underlying net sales growth was driven by strong results in the off-premise as well as improving on-premise trends, better mix due to innovation and premiumization, and the fourth quarter launch of Jack Daniel’s Tennessee Fire.

Brown-Forman Corporation - Top Ten Countries
Supplemental Information (Unaudited)
Twelve Months Ended April 30, 2015

Country	% of Reported Net Sales	% Growth in Reported Net Sales	% Growth in Underlying Net Sales
United States	43%	10%	8%
Australia	11%	(8)%	(1)%
United Kingdom	9%	2%	5%
Mexico	6%	(3)%	3%
Germany	4%	(9)%	(2)%
Poland	4%	(14)%	(7)%
France	3%	77%	42%
Russia	2%	(6)%	4%
Turkey	2%	19%	32%
Canada	1%	1%	10%
Top Ten Total	84%	4%	6%
Other Markets	16%	4%	11%
Total Worldwide	100%	4%	6%
Note: Totals may differ due to rounding. France’s results benefited from the transition to owned distribution. France’s underlying net sales grew approximately 17% excluding this change that occurred on January 1, 2014 that increased gross sales higher through the absence of an agency margin.
In the emerging markets, underlying net sales grew 9%, a noteworthy performance in light of the prolonged slowdown experienced by several industry competitors. Mexico grew underlying net sales 3% with particularly strong results from Herradura, while Poland’s results were dragged down by the re-balancing of channel inventories after the January 2014 excise tax increase.

Excluding Mexico and Poland, the company continues to benefit from a relatively diverse portfolio of emerging markets where the brand portfolio is in its early stages of development. Turkey’s underlying net sales jumped 32% and Brazil grew underlying net sales by 43% (+29% reported), with particularly strong results for Jack Daniel’s Tennessee Honey. Despite severe economic and political turmoil, Russia managed to grow underlying net sales by 4%. India’s underlying net sales jumped 14% (+16% reported) as a small but growing cadre of consumers look for authentic, premium imported American whiskey.

Ukraine, Georgia and Kazakhstan grew aggregate underlying net sales by 61% (+2% reported). Emerging Africa grew underlying net sales by 26% (+6% reported). In southeast Asia, Indonesia, Thailand and the Philippines grew total underlying net sales by 15% (+16% reported).

In developed markets outside of the United States, underlying net sales growth of 4% was driven by solid gains in Europe, where Jack Daniel’s Tennessee Whiskey annual depletions surpassed four million cases. France grew underlying net sales by 42%, driven by strong demand and the incremental margin captured by owning the sales-force, and the United Kingdom grew 5%. Germany’s results were down 2%, negatively impacted by short-term disruption caused by the company’s strategic reduction in promotional activity. Aggregate underlying net sales for Belgium, the Netherlands and Switzerland grew 11% (+2% reported). Australia’s 1% decline in underlying net sales was driven by a challenging economic backdrop, weak consumer confidence, and a continued consumer shift away from highly taxed spirits. Canada delivered another year of strong growth, up 10%, while Japan’s underlying sales trends were flat due to aggressive discounting by low-priced bourbon brands in that market. Portugal, Spain, Italy, and Greece experienced a 1% decline in both underlying and reported net sales as these economies continue to languish.

Global Travel Retail collectively delivered 5% underlying net sales growth (+5% reported), driven by innovation and new product launches. Results were held back somewhat by the decline in spend by Russian travelers.

Fiscal 2015 Performance By Brand - Top-Line Growth Powered by American Whiskey Portfolio
Underlying net sales growth of 6% was driven by the company’s portfolio skew to the American whiskey category, and was led by the Jack Daniel’s trademark, with 8% underlying net sales growth. Jack Daniel’s Tennessee Whiskey grew global underlying net sales by 6% (3% reported), with markets outside of the United States up 7% (1% reported). Notable growth drivers for the Jack Daniel’s trademark included the United States, United Kingdom, France, Brazil, Turkey and Global Travel Retail.

Jack Daniel’s Tennessee Honey’s global underlying net sales grew 28% (+27% reported) in fiscal 2015. Underlying net sales in the United States grew 10% (+13% reported) during its fourth year in the market. Underlying net sales outside of the United States jumped 55% (+44% reported) on the continued global roll-out of the brand. The company estimates that Jack Daniel’s Tennessee Honey is now the 15th largest brand in the world priced over $25 per 750ml bottle6, and growing quickly as we build brand awareness.

In addition to Jack Daniel’s Tennessee Whiskey, Brown-Forman’s portfolio of super and ultra-premium whiskey brands, including the Woodford Reserve family, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood, collectively grew underlying net sales 16% (+15% reported) in the year and depleted well over one million cases. Woodford Reserve’s family delivered exceptional underlying net sales growth, up 32% (+33% reported). Underlying net sales for Old Forester, the company’s founding brand, jumped 35% (+38% reported) as new launches such as Old Forester 1870 and strong growth in the on-premise drove favorable mix.

Finlandia vodka’s family of brands experienced a 5% decline in underlying net sales. These declines were led by the brand’s largest market, Poland, where much of the year was spent working through trade re-balancing after last year’s excise tax driven buy-ins.

The Casa Herradura family of tequila brands experienced 11% underlying net sales growth (+8% reported) globally. Underlying net sales grew 11% in the United States, with almost equal rates of growth for El Jimador and Herradura, as the company drove solid distribution gains in some key on-premise accounts around World Cup. Underlying net sales for the family grew 10% in Mexico on the heels of a very successful launch of Herradura Ultra, which helped power 37% underlying net sales growth internationally for Herradura. El Jimador’s underlying net sales outside of the United States grew by 2% (-5% reported) despite volume declines in Mexico associated with the company’s decision to increase pricing over a multi-year period and reposition the brand. New Mix also grew underlying net sales by 4% as trade inventory levels were in better balance throughout the fiscal year.

Southern Comfort’s family of brands experienced a 5% decline in underlying net sales both inside and outside of the United States. The company believes the brand is being pressured by the growth in the flavored whiskey category.

Other P&L Items
Company-wide price/mix contributed three points to full year net sales growth and drove global gains in value market share. Revenue growth helped deliver gross margin expansion of 60bps, driven primarily by this improved price/mix.

Underlying A&P spend grew by 4% (0% reported) and underlying SG&A increased by 4% (+2% reported) in fiscal 2015.

Financial Stewardship
As of April 30, 2015, total debt was $1,188 million, and net debt was $818 million, up from $568 million as of April 30, 2014. In fiscal 2015, the company invested $121 million in capital projects, with the majority focused on increasing the production capacity for its American whiskey brands, including Jack Daniel’s, Woodford Reserve and Old Forester.

On May 21, 2015, Brown-Forman declared a regular quarterly cash dividend of $0.315 per share on Class A and Class B common stock. The cash dividend is payable on July 1, 2015 to stockholders of record on June 3, 2015. Brown-Forman has paid regular quarterly cash dividends for 69 consecutive years and has increased the dividend for 31 consecutive years. In fiscal 2015, the company also repurchased a combined total of 5.1 million Class A and Class B shares for $462 million, at an average price of $90 per share. In total, the company returned $718 million to shareholders during fiscal 2015.

Over the last ten years, the company has produced a compound annual growth rate in total shareholder return of 15%, at the top of its competitive set and almost twice the annual rate of return delivered by the S&P 500. The company believes that its 22% return on invested capital is also at the top of the industry.

Fiscal Year 2016 Outlook - Favorable Trends Remain Entrenched - Strong Growth Expected
The company anticipates that the favorable dynamics driving growth since fiscal 2012, including strong global demand for authentic American whiskey brands, consumer interest in flavored whiskey, and a trend towards premium spirits will continue into fiscal 2016. While the global economic outlook remains mixed, the company expects continued growth across most major markets, developed and emerging.

In fiscal 2016, the company expects 6% to 7% growth in underlying net sales, driven by the continued global expansion of the Jack Daniel’s trademark, including Jack Daniel’s Tennessee Whiskey and Jack Daniel’s Tennessee Honey, as well as the roll-out of Jack Daniel’s Tennessee Fire in the United States. The company also expects Woodford Reserve, Herradura, and Old Forester to contribute to full year sales growth.

The company expects gross margins to expand modestly in fiscal 2016, with additional operating margin expansion driven by leveraging the SG&A investments made over the past few years, including last year’s route-to-market change in France. The company believes that this should result in 8% to 10% growth in underlying operating income. After incorporating expectations for additional foreign exchange headwinds, a reduction in trade inventories, a lower effective tax rate and a reduction in share count, the company anticipates diluted earnings per share of $3.40 to $3.60 in fiscal 2016.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.”   For those unable to participate in the live call, a digital audio recording of the conference call will also be available on the website approximately two hours after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Southern Comfort, Korbel, el Jimador, Woodford Reserve, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, and Chambord. Brown-Forman’s brands are supported by nearly 4,200 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior year periods, unless otherwise noted.
2 We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which we believe assists in understanding both our performance from period to period on a consistent basis and the trends of our business. Non-GAAP “underlying” measures include changes in (a) underlying net sales, (b) underlying cost of sales, (c) underlying gross profit, (d) underlying advertising expenses, (e) underlying selling, general and administrative expenses and (f) underlying operating income. A reconciliation of each of these non-GAAP measures for the three-month and twelve-month periods ending April 30, 2015, to the most closely comparable GAAP measure, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A in this press release.
3 Super/Ultra-premium whiskey brands include the Woodford Reserve family, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold and Collingwood.
4 ROIC: Return on invested capital is defined as the sum of net income (excluding extraordinary items) and after-tax interest expense, divided by average invested capital. Invested capital equals assets less liabilities, excluding interest-bearing debt.
5 TSR: Total Shareholder Return is shown as a compound annual growth rate assuming dividends reinvested, and is measured over the ten-year period ending April 30, 2015.
6 Source: IWSR 2014 data

This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, sovereign debt defaults, sequestrations, austerity measures, higher taxes, higher interest rates, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations or policies - especially those that affect the production, importation, marketing, sale, labeling, pricing, distribution or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from brown spirits, our premium products, or spirits generally, and our ability to anticipate and react to them; bar, restaurant, travel or other on-premise declines; shifts in demographic trends; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, raw materials, product ingredients, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Insufficient protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Our status as a family ”controlled company” under New York Stock Exchange rules

•	Business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures, or our failure to attract or retain key executive or employee talent

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information: This press release includes measures not derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including underlying net sales, underlying gross profit, underlying advertising expense, underlying SG&A, and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedules A and B attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months April 30, 2014 and 2015
(Dollars in millions, except per share amounts)

	2014	2015	Change

Net sales	$893	$947	6%
Excise taxes	204	207	2%
Cost of sales	196	213	9%
Gross profit	493	527	7%
Advertising expenses	106	103	(3%)
Selling, general, and administrative expenses	207	186	(10%)
Other expense (income), net	(9)	6
Operating income	189	232	23%
Interest expense, net	7	6
Income before income taxes	182	226	24%
Income taxes	50	86
Net income	$132	$140	6%

Earnings per share:
Basic	$0.62	$0.67	8%
Diluted	$0.62	$0.66	8%

Gross margin	55.2%	55.6%
Operating margin	21.1%	24.6%

Effective tax rate	27.3%	38.0%

Cash dividends paid per common share	$0.290	$0.315

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,296	209,861
Diluted	214,938	211,284

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Years Ended April 30, 2014 and 2015
(Dollars in millions, except per share amounts)

	2014	2015	Change

Net sales	3,946	4,096	4%
Excise taxes	955	962	1%
Cost of sales	913	951	4%
Gross profit	2,078	2,183	5%
Advertising expenses	436	437	0%
Selling, general, and administrative expenses	686	697	2%
Other expense (income), net	(15)	22
Operating income	971	1,027	6%
Interest expense, net	24	25
Income before income taxes	947	1,002	6%
Income taxes	288	318
Net income	$659	$684	4%

Earnings per share:
Basic	$3.08	$3.23	5%
Diluted	$3.06	$3.21	5%

Gross margin	52.7%	53.3%
Operating margin	24.6%	25.1%

Effective tax rate	30.5%	31.7%

Cash dividends paid per common share	$1.09	$1.21

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,454	211,593
Diluted	215,082	213,083

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
As of April 30, 2014 and 2015
(Dollars in millions)

	2014	2015
Assets:
Cash and cash equivalents	$437	$370
Accounts receivable, net	569	583
Inventories	882	953
Other current assets	289	348
Total current assets	2,177	2,254

Property, plant, and equipment, net	526	586
Goodwill	620	607
Other intangible assets	677	611
Other assets	103	135
Total assets	$4,103	$4,193

Liabilities:
Accounts payable and accrued expenses	$474	$497
Accrued income taxes	71	12
Short-term borrowings	8	190
Current portion of long-term debt	—	250
Other current liabilities	8	9
Total current liabilities	561	958

Long-term debt	997	748
Deferred income taxes	102	107
Accrued postretirement benefits	244	311
Other liabilities	167	164
Total liabilities	2,071	2,288

Stockholders’ equity	2,032	1,905

Total liabilities and stockholders’ equity	$4,103	$4,193

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Years Ended April 30, 2014 and 2015
(Dollars in millions)

	2014	2015

Cash provided by operating activities	$649	$608

Cash flows from investing activities:
Additions to property, plant, and equipment	(126)	(120)
Other	(1)	(5)
Cash used for investing activities	(127)	(125)

Cash flows from financing activities:
Net issuance of debt	3	183
Acquisition of treasury stock	(49)	(462)
Dividends paid	(233)	(256)
Other	(9)	4
Cash used for financing activities	(288)	(531)

Effect of exchange rate changes on cash and cash equivalents	(1)	(19)

Net increase (decrease) in cash and cash equivalents	233	(67)

Cash and cash equivalents, beginning of period	204	437

Cash and cash equivalents, end of period	$437	$370

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Twelve Months Ended	Fiscal Year Ended
	April 30, 2015	April 30, 2015	April 30, 2014

Reported change in net sales	6%	4%	4%
Impact of foreign currencies	6%	3%	1%
Estimated net change in distributor inventories	(2)%	(1)%	1%

Underlying change in net sales	10%	6%	6%

Reported change in gross profit	7%	5%	6%
Impact of foreign currencies	3%	3%	1%
Estimated net change in distributor inventories	(2)%	(1)%	1%

Underlying change in gross profit	8%	7%	8%

Reported change in advertising	(3)%	—%	7%
Impact of foreign currencies	8%	4%	1%

Underlying change in advertising	5%	4%	8%

Reported change in SG&A	(10)%	2%	5%
Impact of foreign currencies	5%	2%	1%
Estimated net change in distributor inventories	-	-	-

Underlying change in SG&A	(6)%	4%	6%

Reported change in operating income	23%	6%	8%
Impact of foreign currencies	4%	6%	-
Estimated net change in distributor inventories	(6)%	(3)%	3%

Underlying change in operating income	22%	9%	11%

Note: Totals may differ due to rounding

Notes:
We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which are non-GAAP measures that we believe assist in understanding both our performance from period to period on a consistent basis, and the trends of our business.
To calculate each of the measures reflected above, we adjust for (a) foreign currency exchange and (b) if applicable, estimated net changes in trade inventories. These adjustments are defined below.

•
“Foreign exchange.” We calculate the percentage change in our income statement line-items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless clearly denoted otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates.

•
“Estimated net change in trade inventories.” This term refers to the estimated net effect of changes in distributor inventories on changes in our measures. For each period being compared, we estimate the effect of distributor inventory changes on our results using depletion information provided to us by our distributors. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in our measures and allows to understand better our underlying results and trends.

Management uses “underlying” measures of performance to assist it in comparing and measuring our performance from period to period on a consistent basis, and in comparing our performance to that of our competitors. We also use underlying measures as metrics of management incentive compensation calculations. Management also uses underlying measures in its planning and forecasting and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We have provided reconciliations of the non-GAAP measures adjusted to an “underlying” basis to their most closely comparable GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Schedule B
Brown-Forman Corporation
Supplemental Information (Unaudited)
Twelve Months Ended April 30, 2015

Brand	Depletions (000's)		% Change vs. YTD FY14
			Depletions[1]		Net Sales[2]
	9-Liter	Equivalent Conversion[3]	9-Liter	Equivalent Conversion	Reported	Foreign Exchange	Estimated Net Change in Trade Inventories	Underlying
Jack Daniel’s Family	21,303	15,001	7%	8%	5%	4%	(1)%	8%
Jack Daniel’s Tennessee Whiskey	11,987	11,987	4%	4%	3%	3%	—%	6%
Jack Daniel’s Tennessee Honey	1,355	1,355	29%	29%	27%	3%	(2)%	28%
Other Jack Daniel’s Whiskey Brands[4]	934	934	38%	38%	35%	3%	(10)%	27%
Jack Daniel’s RTD/RTP[5]	7,026	702	3%	3%	(4)%	6%	—%	2%
Southern Comfort Family	2,161	1,864	(4)%	(4)%	(7)%	2%	(1)%	(5)%
Finlandia Family	3,384	3,245	(5)%	(5)%	(11)%	6%	(1)%	(5)%
el Jimador[6]	1,193	1,181	(1)%	(1)%	6%	4%	(3)%	6%
New Mix RTD[7]	5,144	514	4%	4%	(3)%	7%	—%	4%
Herradura	372	372	18%	18%	24%	4%	(3)%	25%
Woodford Reserve Family	396	396	30%	30%	33%	1%	(2)%	32%
Canadian Mist Family	1,499	1,499	(5)%	(5)%	(6)%	—%	1%	(6)%
Rest of Brand Portfolio (excl. Discontinued Brands)	4,077	4,063	3%	3%	4%	2%	—%	5%
Total Portfolio	39,530	28,135	4%	4%	4%	3%	(1)%	6%
Note: Totals may differ due to rounding.
1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing. Please see the Notes to Schedule A in this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.
3Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5.
4 Includes Gentlemen Jack, Jack Daniel's Single Barrel, Sinatra Select, No. 27 Gold, Jack Daniel's Tennessee Fire, Jack Daniel's Master's Collection, Jack Daniel's Rye and Jack Daniel's 1907.
5 Refers to all ready-to-drink (RTD) and ready-to-pour (RTP) line extensions of Jack Daniel’s.
6 Includes el Jimador, el Jimador flavors, and el Jimador RTDs.
7 New Mix RTD brand produced with el Jimador tequila.